1. Name and Address of Reporting Person
   Fickenscher, Gerald H.
   Benson Road
   Middlebury, CT 06749
   USA
2. Issuer Name and Ticker or Trading Symbol
   Crompton Corporation
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Reg. V.P., Euro, Africa & M.E.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               106812         D
Common Stock                    12/31/2002            J <F1>    755.391     A   $0.0000    3379.185       I           ESOP TRUST
Common Stock                                                                               0              I           LTIP TRUST
                                                                                                                      (1988)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
NQ Stock    $7.92                                                     11/22/2011 Common                      47373   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.1562                                                   11/30/2010 Common                      75000   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $8.3437                                                   11/19/2009 Common                      100000  D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $13                                                       11/18/2005 Common                      3683    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.3438                                                  11/14/2008 Common                      14195   D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $14.5                                                     09/21/2006 Common                      3259    D
Option                                                                           Stock
(Right to
Buy)
NQ Stock    $26.4063                                                  11/07/2007 Common                      12918   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $7.92                                                     10/23/2011 Common                      12627   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $13                                                       10/18/2005 Common                      7817    D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.3438                                                  10/14/2008 Common                      10805   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.5                                                     08/21/2006 Common                      21741   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $14.625                                                   10/19/2004 Common                      10000   D
Option                                                                           Stock
(Right to
Buy)
ISO Stock   $26.4063                                                  10/07/2007 Common                      2082    D
Option                                                                           Stock
(Right to
Buy)

Explanation of Responses:

<F1>
These shares were acquired during the fiscal year pursuant to the Registrant's ESOP Plan and through reinvestment of dividends paid on the shares in this fund.

SIGNATURE OF REPORTING PERSON
/s/ Gerald H. Fickenscher

DATE
01/22/2003